Exhibit 99.1

TRICO MARINE SERVICES

Moderator: Geoff Jones
August 8, 2006
7:30 a.m. CT

Operator: Good day, everyone, and welcome to this Trico Marine Service second quarter earnings conference call. This call is being recorded.

At this time, I would like to turn the conference over to Chief Financial Officer Geoff Jones. Please go ahead, sir.

Geoff Jones: Thanks, Connie. Good morning. As Connie mentioned, my name is Geoff Jones. I’m the Vice President and CFO of Trico Marine Services. And before I start, I would like to read our legal disclaimer.

The statements in this conference call regarding business plans or strategies, projected benefits from joint ventures, partnerships, projections involving revenues, operating results, forecast from operations, anticipated capital expenditures and other statements which are not historical facts are forward-looking statements. Such statements involve risks and uncertainties and other factors detailed in the company’s Form 10-Qs and Form 10-K, registration statements, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or the consequences of such a development worsen or should underlying assumptions prove incorrect, actual outcomes may deviate materially from those forecasted or expected. The company disclaims any intention or obligation to publicly update or revise such statements, whether as a result of new information, future events, or otherwise.

And now I would like to turn the call over to our President and Chief Executive Officer Trevor Turbidy, who will give you an overview of our operations for the quarter.

Trevor Turbidy: Good morning, and thank you, Geoff. Before I get started, I want to introduce two new members to our senior management team, Larry Francois and Bob O’Connor.

Bob O’Connor is our new senior vice president of business and strategic development. Prior to joining Trico, Bob spent over 20 years in the marine transportation business in commercial, technical and financial roles. He spent the last five years with the CIT Group, which is a leading commercial and consumer finance company, as vice president of financial sales, lending to middle market marine transportation and energy companies. Prior to his tenure with CIT he was a marketing manager of Koch Chemical Company, where he was responsible for the marketing and trading of global bulk aromatic chemicals. Bob’s diverse and distinguished maritime background will play an integral role in developing and implementing the next phase of our strategic plan for Trico and determining new avenues for growth.

Larry Francois is the new senior vice president of operations. Prior to joining Trico Larry served as president of Seabulk Offshore, where he was responsible for their worldwide offshore operations. Seabulk, as you recall, was later merged into Seacor. Prior to his tenure at Seabulk Larry served as area manager of domestic offshore operations for Tidewater and prior to that assignment was division manager for Zapata Gulf Marine in Mexico. Larry has almost 30 years in the maritime industry and his vast experience in international OSV markets, such as West Africa, will be critical to Trico’s success as we continue to execute our strategy. Larry has significantly strengthened our management team and has taken on several key responsibilities at an important time, as Mike Wallace, our VP of marketing and business development, has been quite busy finalizing our Southeast Asia joint venture with COSL. Mike will be transferring to Shanghai before the end of the year to be co-CEO of EMSL, our joint venture, and will be based in Shanghai. We couldn’t have found a better person for the job and I’m delighted to welcome him to our team.

With the addition of Larry and Bob we’ve completed filling holes in and upgrading our senior management team. And I’m confident that with our experienced, hard working, and complementary team we’ll be successful in executing the next phase of our strategic plan and delivering additional shareholder value. Welcome, Bob and Larry.

Also with me on the call today are Geoff Jones, our CFO, and Rishi Varma, our general counsel, and from Beijing Mike Wallace. So, we apologize if you hear any delay.

With that, I’ll turn to our progress in the second quarter. As you hopefully noticed in our press release last night, we reported earnings of 80 cents per share on net income of $12.1 million for the second quarter.

Operating income was $20.2 million compared with $19.6 million for the first quarter, despite a $4.4 million sequential increase in maintenance and classification costs versus Q1. As you might recall, we adopted a more conservative financial accounting policy of expensing our marine and classification costs as incurred rather than deferring and amortizing. But, as you know, this can cause fluctuations in earnings due to the type and number of vessels dry docked, which it did this quarter. Geoff will comment in more detail about our M&C and mobilization costs for the quarter in his section.

Charter hire revenue growth was strong. We posted the highest quarterly revenue on record of $59.9 million for the second quarter. This represented a 19 percent increase over charter hire revenues of $50.5 million for the first quarter of 2006.

One of the key tenets of our strategy has been to expand our presence into growing international markets. We were delighted to report that we successfully completed our Southeast Asia joint venture at the end of the last quarter. As we highlighted in our press release, our partner COSL is a leading oilfield service provider in the offshore market in China. They have over 30 years of experience in that market and their relationship with COSL - or with CNOOC will be critical to the joint venture as it commences and expands its operations.

This JV allows Trico to effectively deploy stack and active vessels in one of the world’s fastest growing markets for energy consumption. It provides us with the option to work our vessels in the markets with the highest return. Further, it will provide us with access to a low cost work force, to crew our joint venture, as well as wholly owned vessels.

We’ve been working on this project for quite some time and we were delighted that it was successfully concluded, due in large part to the unwavering efforts of Mike Wallace and our Chairman Joe Compofelice.

In addition to committing vessels to our Southeast Asia joint venture, we also mobilized two additional vessels to West Africa from the Gulf of Mexico. We expect to mobilize an additional vessel in the fourth quarter to West Africa.

As you’ll recall, in the beginning of this year we charged ourselves with the goal of having no stacked vessels by the end of this year. Due to the limited availability of dry docks given the recent upsurge in activity in the Gulf, we will not be able to achieve that goal, but we should have only three vessels in our stacked fleet by the end of this year, which is down from 19 at the end of 2004. I’ll spend a few minutes discussing the market and Geoff will provide more detail in his presentation.

Commodity prices continue to support improvements in our business. World prices remain robust and BP’s latest announcement yesterday provided an additional boost to near record levels. Natural gas, storage and injection withdrawal figures caused fluctuation in our stock price and our competitor’s, but the natural gas volatility did not cause any reduction to our activity levels. We continue to see strong demand for shelf activity and we’re aggressively bidding more to capitalize on this very strong market.

For the quarter our Gulf class supply vessels posted to the highest quarterly average day rates in our history at $11,665 per day. This represents an increase of over $1,400 a day from $10,200 in the first quarter. While we continue to see strong demand, the trajectory of the day rate increases has flattened somewhat since Q1. Currently 85 percent of our Gulf of Mexico supply vessels are working at or in excess of $12,000 a day.

We have 70 percent of our Gulf of Mexico vessel days committed for the remainder of 2006, but these are subject to standard Gulf of Mexico cancellation provisions. Day rates on these contracts are not locked and are subject to escalation. As of yesterday we had no vessels in the spot market and all of our Gulf of Mexico vessels are working under term contracts.

For the quarter our North Sea vessels experienced a $3,400 improvement in day rates on basically unchanged utilization of 93 percent. The average day rate was positively impacted by two anchor handling vessels that were operating in the spot market during the quarter that experienced record setting day rates. Demand continues to be strong in the North Sea and day rates for our North Sea vessels have continued to improve in July, as you noticed in our press release, to over $22,600 per day. Currently we have 76 percent contracted for our North Sea class vessels for the balance of 2006.

It continues to be a tight market for qualified crew, and particularly so in the Gulf of Mexico. And, as you’ll recall, last quarter we responded by increasing crew compensation. I’m delighted to report that our efforts have been successful and we were able to attract highly qualified crew. And our departure rate has declined dramatically quarter over quarter.

Unfortunately, some competitors announced significant increases to the compensation raises over the last quarter. While we’ve not experienced any loss of personnel due to this most recent increase, we’re very cognizant of the mobility of highly experienced crew in this market and our load to stack vessels due to crew shortage.

Lastly, the order book for new bills has continued to grow and stands somewhere between 360 and 400 vessels, depending on whose research you read. And while a portion of that figure represents additional option vessels yet to be exercised, it has increased since the last quarter. According to Jud Bailey’s most recent report, bottlenecks at the yards and equipment manufacturers are becoming the major factor in slippage of delivery dates. Six month to eight month delays won’t be unusual given the large percentage of vessels that are on order and being filled in third world countries, some with very limited OSV expertise.

ODS Petrodata and Clarkson’s reported that 98 vessels were scheduled for delivery during the period of January through May, but only 40 were actually delivered. While we’re quite optimistic about the volume of new rigs on order, FPSO projects underway, the delays of certain deliveries of certain vessel, and the long-term contracting nature of our fellow competitors, we’re growing increasingly concerned about the level of the order book and the number of financial speculators who are bidding vessels in attempt to capitalize on a strong market.

With that, I’ll turn it back over to Geoff, who will go through more detail on the financial performance for the quarter.

Geoff Jones: Thanks, Trevor. In our press release, we showed figures for the second quarter and the first six months of 2006, but for the purposes of this call I shall concentrate on the second quarter results.

As Trevor said, for the second quarter of 2006 we reported a net income of $12.1 million, equating to earnings per share of 80 cents on a diluted basis.

In terms of revenues, our charter hire revenues of $59.9 million were our highest charter hire revenues ever. This was driven by our highest average day rates ever in the Gulf of Mexico, near capacity utilization levels for our active Gulf of Mexico vessels, and record day rates in the North Sea due to an exceptionally robust anchor handler market. However, most of the increase in charter hire revenues was offset by increases in operating expenses, largely due to the timing of maintenance and classification work on our North Sea class vessels and the mobilization of two vessels to West Africa.

The record North Sea day rates I mentioned translated into North Sea class vessel day rates which averaged $19,245 a day, with utilization 93 percent in the second quarter of 2006 compared with $15,836 a day and utilization of 94 percent in the first quarter of 2004. This represents an increase of 22 percent in day rates on a sequential quarter basis. The decrease in utilization was due to timing of maintenance and classification work on our North Sea vessels. And, as Trevor said, since we adopted the policy of expensing these costs as incurred, this also contributed to unusually high direct vessel operating expenses in the quarter. And I shall talk more about this later.

In our press release we’ve also included a July 2006 day rates and utilizations by class to give everyone a more current picture of the rate and activity environment. In July day rates for the company’s North Sea class vessels averaged $22,676 a day, with a utilization of 95 percent. So, as you can see, business improved from what was evidenced by the second quarter averages.

Day rates for the company’s Gulf class supply vessels averaged $11,665, with utilization of 65 percent in the second quarter compared with $10,202 a day and utilization of 64 percent in the first quarter of 2006, representing a 14 percent increase in day rates compared to the first quarter.

When we’re referring to our Gulf class utilization we’re speaking about our total fleet of 44 supply vessels, 11 of which were cold stacked at the end of the quarter. And of those 11 five are earmarked for EMSL, our Southeast Asia partnership.

Utilization of actively marked as Gulf class vessels during the quarter was approximately 87 percent compared to 89 percent during the previous quarter. The decrease in the Gulf class utilization is mostly due to an increase in dry docking and mobilization of two Gulf class vessels sent to West Africa during the quarter. These also led to an increase in operating costs, which I’ll discuss shortly.

As we stated in our last call, we remain committed to our Gulf of Mexico strategy of increasing day rates to drive incremental revenue rather than de-stacking a large number of vessels from our cold stacked fleet into the Gulf.

In July day rates for the company’s Gulf class supply vessels averaged $11,779 a day, with utilization of 69 percent or 92 percent of the actively marketed vessels.

Crew and line handlers averaged day rates of $5,217 a day, with utilization of 88 percent in the second quarter 2006 compared with $3,336 a day and utilization of 87 percent for the first quarter. The increase in day rates is due to the sale or agreement for sale of three of our crew boats at the end of the first quarter, which had been bare boated at low rate.

In the second quarter of 2006, as in the first quarter, we amortized $1.3 million of non-cash deferred revenue, broken out separately on the income statement. And this leaves $3.2 million of non-cash deferred revenue in the balance sheet, $1.8 million of which will be amortized in the balance of 2006. As usual in the discussion and press release, we generally defer to charter hire revenues, which excludes non-cash deferred revenue rather than total revenue.

Now, taking a closer look at expenses, direct vessel operating expenses in the second quarter increased $7.8 million to $29 million from $21.2 million in the first quarter. The increase was primarily due to the timing of maintenance and classification, or M&C, work. We completed M&C work on nine vessels in the quarter, of which five were North Sea class vessels versus one North Sea class vessel dry docked in the first quarter of 2006. And we also reactivated one Gulf class vessel.

The combined effect of this resulted in an increase in maintenance and classification costs of $4.4 million from $2.8 million in the first quarter to $7.2 million in the second quarter. The after tax effect of this increase was 18 cents diluted earnings per share.

Our total number and mix of planned M&C work in 2006 has not changed from our revisional plan, but we are seeing upward pressure on shipyard costs, which will have an effect on our M&C costs in the latter half of the year. Also, as we reactivate vessels for international markets, these will add incremental M&C and mobilization costs to our planned costs.

In addition to the increased M&C costs, we mobilized two vessels to West Africa, for a cost of $1.1 million. Both of those are now under contract.

In addition, the crew raises rewarded in the Gulf of Mexico in April resulted in increased labor costs of $.5 million, and an increase in insurance costs of $600,000 happened during the quarter. I think the important thing to glean here is that the increase in direct vessel operating expenses is largely a combination of timing of regulatory classifications on our larger and North Sea class vessels and reactivation and mobilization of vessels, which will benefit earnings in the future. But, to repeat what I said earlier, we are seeing increases in shipyard costs driven by their labor costs and, coupled with an increase in number of vessels active, even absent reactivation costs, I would anticipate an increase in their direct vessel operating expense run rate going forward.

General and administrative expenses increased from $5.7 million in the first quarter of 2006 to $6.7 million in the second quarter. The increase was primarily due to timing related to expenses associated with divesting of restricted stock grants and professional fees related to the consummation of the EMSL partnership and also tax services related to that. The increase in G&A this quarter was primarily timing driven, but, as we have strengthened our executive team and are looking at some other changes related to our growth in international areas, I would expect G&A to remain about this level going forward.

Our operating income for the quarter was $20.2 million, an increase in four percent over the $19.6 million reported in the first quarter of 2006. The increase in M&C costs we just talked about reduced operating income by $4.4 million. And, as I said, this had an EPS effect of 18 cents per diluted share.

In each of the second and first quarters of 2006 operating income included the benefit of the $1.3 million in non-cash amortization of deferred revenue we mentioned. And also included an operating income in the second quarter 2006 we recorded a gain on sale of assets related to the sale of one of our Gulf class vessels and insurance proceeds related to Hurricane Rita, which together totaled $1 million. The gain on sale of assets in the first quarter was $800,000.

Our effective tax rate for the six months was 38 percent and the catch up effect on the second quarter from an effective rate of 36 percent in the first quarter was an effective rate in the second quarter of 40 percent. The increase in the effective tax rate was due to an increase in our effective rate in West Africa, where taxes are based on revenue, not pretax income, and an increase in alternative minimum tax in the U.S. due to increased non-deductible charges. Of the tax provision of $8.1 million, $6.8 million was deferred. The current portion of the tax charge is also a result of foreign revenue based taxes and alternative minimum tax in the U.S.

Turning now to the balance sheet and liquidity, at June 30, 2006 our liquidity position has continued to improve from year end, with a net surplus of unrestricted cash of $56.9 million in excess of debt. We had unrestricted cash of $88.9 million and total debt of $32 million, comprising our NOK revolver and two MARAD notes. Current maturities of debt were $22.8 million at June 30th, and this primarily comprised MARAD payments totaling $1.9 million and the NOK revolving credit facility of $20.9 million. This $20.9 million as classified as current under SEC rules is not actually due in the next 12 months. The NOK term loan of $18.1 million was repaid in its entirety on its due date of June 30, 2006.

Our long-term debt was $9.3 million at June 30th, comprising the long-term portion of the MARAD notes. At June 30th in our Norwegian credit facility we had 356 million Norwegian kronor or $57.2 million of borrowing capacity available.

The closing of the Southeast Asia partnership, EMSL, adds some interesting complexities to our balance sheet. Of our unrestricted cash balance of $88.9 million, $3 million is EMSL and will remain there for working capital requirements. Combining the balance of our unrestricted cash of $85.9 million with our borrowing capacity under our Norwegian line, our consolidated availability liquidity was $143.1 million. Of the $88.9 million in unrestricted cash $17.5 million was held in Southeast Asia, $52.4 million was held in Norway, and $19 million was held in the U.S. and other regions.

Now, of the $17.5 million held in Southeast Asia, $14.4 million was repatriated to the U.S. after the end of the quarter and, as I previously mentioned, $3 million will be retained in EMSL for working capital requirements.

We also had $12.2 million in restricted cash, of which $3.5 million was in escrow related to the second closing on the EMSL transaction.

A couple of other items to note on our balance sheet due to the EMSL transaction: This transaction will be consolidated with our financial results with the elimination of the non-controlling interest of our partner. Put in its simplest form, the net effect this had on our balance sheet at the end of June was an increase in unrestricted cash of $17.4 million, of which $3 million is retained by EMSL, an increase in restricted cash of $3.5 million, representing the funds in escrow for the second close of the four active Gulf vessels, and on the other side of the balance sheet an increase in additional paid in capital caused by a deferred gain of $3.6 million, representing the excess of what Trico sees over the book value of the asset contributed and the non-controlling interest of $17.3 million of our partner.

In our 10-Q, which we’ll be filing later today, we break out the effect of EMSL separately in a footnote, note 17 I think. So, hopefully if my variable explanation has been confusing it will be clearer when you see it in print.

And with that, that brings us to the end of our prepared remarks. I’d like to thank you for your time and attention and now would like to open the floor for Q&A.

Operator: Thank you. The question-and-answer session will be conducted electronically today. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone phone. We will proceed in the order that you signal us and we’ll take as many questions as time permits. If you are using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one on your touch-tone telephone to ask a question. We will pause to assemble the roster.

Our first question comes from Randy Laufman with Imperial Capital.

Randy Laufman: Hi, guys. Great quarter.

Trevor Turbidy: Good morning. Thank you.

Geoff Jones: Good morning, Randy.

Randy Laufman: A question on West Africa. I was wondering if you could tell us whether we saw any revenues from the two vessels in West Africa in the second quarter or if that’s going to start in the third quarter. And then also if you could talk about maybe what the day rates that we’re seeing in West Africa right now.

Geoff Jones: Yes. I’ll get down to the first question, Randy. Negligible amount in Q2 pretty much those vessels started right at the beginning of Q3. As far as a general comment on day rates in West Africa, I’ll let Larry get his feet wet on our first conference call. Larry has a lot of experience in West Africa. Larry, maybe you’d like to make a couple of comments.

Larry Francois: Our supply boats in West Africa are working between 7,500 and 8,500 per day, with at this point all of them under term contract.

One of the highlights of the quarter was we moved a vessel to Angola, contracting directly with Sonangol. So, it gets our foot in the door in Angola.

Randy Laufman: OK. Great and then that other vessel that you plan on mobilizing in the fourth quarter is that going to West Africa as well?

Larry Francois: That’s correct.

Randy Laufman: OK. Great. That’s it for now. Thanks, guys.

Geoff Jones: Thanks.

Trevor Turbidy: Thanks, Randy.

Operator: And our next question comes from Jud Bailey from Jefferies & Company.

Jud Bailey: Good morning.

Geoff Jones: Morning, Jud.

Trevor Turbidy: Hi, Jud.

Jud Bailey: Hey, a question. With you transitioning these vessels to West Africa at lower rates, how should we think about your day rate average for your Gulf class vessels? It was up a little bit in the month of July. I presume these next two vessels in West Africa those go in the books, and one in the fourth quarter. Should we anticipate a material increase in those rates, or is that going to kind of, I would imagine, level off maybe the second half of the year?

Geoff Jones: No, I think you hit the nail on the head there, Jud. And I’m sure we’ll be talking one on one when you get into your modeling. But it will have a leveling off effect, as Larry indicated. Those rates are a bit lower than we’ve seen here in the Gulf. And so, if there was any further increases to be seen in the Gulf you’d probably see an offsetting effect from those vessels going to West Africa, which would have a leveling effect on the blended average.

Jud Bailey: OK and second question a follow-up on operating costs, Geoff. So, if I look at where your run rate was for the first quarter and see the increases in the second quarter, can you give us a ballpark maybe of the third quarter what you would anticipate?

Geoff Jones: Yes. I would say if you looked at Q2 and backed out the timing differences and then maybe allowing for some increases in the shipyard costs that we’re seeing on our maintenance and classification costs, I think last time we had talked on the last call I was looking at $23 million and change. I’d probably up that to about $24 million for the next couple of quarters.

Now, I would emphasize, Jud, that that does not include that reactivations, mobilizations, et cetera. As, I guess, a normalized run rate you could probably go with $24 million.

Jud Bailey: OK. And one more question. How many vessels now do you have in West Africa total? Can you answer that?

Larry Francois: Yes. We have eight vessels operating in West Africa.

Jud Bailey: Eight vessels? Great. Thank you.

Geoff Jones: Thanks, Jud.

Operator: Our next question comes from Brett Fialkoff from P2 Management.

Brett Fialkoff: Hey, guys. Is there any best guesstimate you have for how many boats will be coming out of the world fleet over the next two or three years?

Trevor Turbidy: I think that’s a little bit of a magic question. I mean, I think at these rates obviously economically you can keep any boat in service, whether it’s here or internationally. So, I think, truthfully, to get a significant number of boats out of service you’re going to need to see a drop in day rates to force them to be economic, but at these rates we can afford to work. And at even increasing M&C costs you can certainly make it very economic to recoup that cost.

Brett Fialkoff: And your stated strategy of trying to buy some boats that are under construction, are prices still out of whack there?

Trevor Turbidy: We’re seeing some rationality on pricing. We haven’t announced anything else at this point. But we continue to look and be - we’re certainly finding more activity in that side of the market and certainly more willing sellers.

Brett Fialkoff: And finally, realizing it’s a rather cyclical business and the number one priority is to grow the fleet, given the valuation and the cash generation do you have any thoughts on a buy back?

Trevor Turbidy: One of the things we’re actually - I mentioned when we started the call - was we’re undergoing kind of the next phase of our strategic plan. And certainly that’s going to be - we’re going to look at everything to improve shareholder value, whether it’s renewing the fleet, buybacks, dividends. Nothing’s off the table at this point, but we’re going to do what’s best for the long-term shareholders.

Brett Fialkoff: Great. Thanks, guys.

Trevor Turbidy: Thank you.

Operator: Our next question comes from Melissa Tswana from Credit Renaissance Partners.

Melissa Tswana: Hello. Good morning. Great quarter, guys.

Geoff Jones: Thank you, Melissa.

Trevor Turbidy: Good morning.

Melissa Tswana: Yes. I’ve had a bit of a bad connection, so my apologies if I’m asking you to repeat. The first question is in regards to those boats in Africa, the two vessels in Africa. How long are these contracts for?

Trevor Turbidy: You said the two that moved over how long are the contracts for?

Melissa Tswana: Yes.

Larry Francois: They’re one year plus options.

Melissa Tswana: OK. And also, you did mention your total debt. I believe I missed that.

Geoff Jones: Yes, Melissa. As far as our total debt was concerned, short-term we had $22.8 million and about $9.3 million in long-term. So, that would give us about $32 million in total debt.

Trevor Turbidy: I think it’s also important to point out that the $22 million of short-term debt line account rule and is not actually due this year.

Geoff Jones: Correct.

Melissa Tswana: The last two questions. Would you care to comment on the credit facility? I believe it was the $20.9 million. And you gave a breakdown of your unrestricted cash. U.S. was $19.9 million and I missed the Southeast Asia and Norwegian.

Geoff Jones: Yes, sure. As far as our unrestricted cash - let me just find my notes right here - we had total unrestricted cash of, let’s see, $88.9 million. Of the $88.9 million $3 million was in our EMSL partnership. And we also had another $14.5 million, give or change, in Southeast Asia. We repatriated that to the U.S. after the end of the quarter. We had $52 million and change in Norway. And, as you had said, we have the $19 million in the U.S.

Melissa Tswana: And for the credit facility, the $20.9? I believe you had made a comment. I missed that as well. I apologize.

Geoff Jones: OK. Let me see. I think the comment you may have been talking about was our $20.9 million on our Norwegian credit facility. I think probably the significant comment there was that the borrowing capacity under that credit facility was $57.2 million.

Melissa Tswana: And my last question; for cap ex do you have estimated cap ex for the next two years?

Geoff Jones: Yes. I think previously we had said that we would have over the next two years somewhere between $75 million - excuse me - and $125 million. Of that, as you probably are aware, (Melissa), we had started a new vessel, a new build, MP6009 vessel, I believe, in Norway. We have made a down payment of $5 million on that, so we have another $20 million to pay on that when it gets delivered at the end of ’07. And that would be included in the $75 million to $125 million number. So, we still - we’re still holding to those numbers.

Melissa Tswana: Thank you very much.

Geoff Jones: Thank you, Melissa.

Operator: And once again, it is star one to ask a question and we’ll go next to Lars Krogh from Kistefos.

Lars Krogh: Good morning, guys. This is Lars Krogh. Good quarter.

Trevor Turbidy: Good morning, Lars. How are you?

Geoff Jones: Good morning.

Trevor Turbidy: Thank you.

Lars Krogh: Firstly, could you provide us with the numbers of the North Sea vessels that have been renewed during the second quarter and at what rate and term?

Larry Francois: The ones that were renewed in the second quarter were the Northern Queen with Peterson and Northern Supporter with (Nexsun). And we’d rather not discuss the rates.

Lars Krogh: Most of the rates are - if you look at the North Sea it’s primarily spot markets marking all the trend and operates as well as charters between the brokers. This is a broker driven market. It’s very much normal market practice. So, we were wondering if you were able to at least give us some kind of a range at what level in terms they have been extended on.

Larry Francois: Well, the Queen was an extension of an existing contract signed a couple years ago. So, the rate did not change very much. The Supporter was a new contract and it was put out above $20,000.

Lars Krogh: OK. It’d be great in going forward to have some historical rates if you could consider providing some more details with regard to rates on historical numbers for extensions of vessels in the North Sea.

Secondly, I would like to take the opportunity to emphasize just some key points that were put forward at the Trico annual meeting in Houston in June. Kistefos believe that Trico board and management should actively review strategies that will enhance shareholder value even further. And we do appreciate your comments made earlier in this conference call that you are looking into the next phase of the strategic plan. However, we do want to emphasize that for Trico to entrench the strategic market decision and further enhance shareholder value that it needs to expand its market and geographical presence within the operating segments. Trico would achieve this by increasing its active fleet, to unstacking stacked vessels more rapidly, acquiring secondhand tonnage or building additional new vessels, by optimizing its finance structure in line with industry standards. Trico would relieve significant financial resources that could be put to work in its extent operating environment.

Trico reached today net positive by almost $55 million. And blended with the fact that Trico is generating significant free operating cash flow quarter on quarter in a solid market and the strong outlook, suppose of the firm view that there is significant surplus financial capacity in the company for the board to pay out an extraordinary dividend in the $100 million range, buying back shares or increase market share through increasing investments.

Just suppose if you like if you could just provide your current considerations with regard to timing of your strategic plan.

Trevor Turbidy: Sure. That’s certainly more. And thanks for your comments. And obviously for those people who don’t follow our filings, that conversation was the same conversation that Lars had at our annual meeting. And they filed a 13D to that effect.

Basically we’re undertaking that plan currently. We think it’ll probably be completed in six months as far as the actual plan itself. And then it may take some time after that to unfold, but certainly we’re all aligned and management’s certainly heavily aligned with the shareholders. And increasing shareholder value is first and foremost in our minds. So, with that, I’ll turn it back over to questions, which I know people have quite a queue of questions.

Operator: And our next question comes from Tim O’Toole from Delta Management.

Tim O’Toole: Yes. Good morning and nice quarter. I’ll echo that. The - I guess the only question that I had was - well, actually a couple. The - given the M&C work on some of the vessels in both the North Sea and, I guess, in the Gulf as well, how many days were those vessels kind of not generating revenue?  And how did that compare with the first quarter? What’s the likely outcome? You actually accelerated some of that stuff, where it seems like you did into the second quarter. What’s the likely kind of number of days out of service for some of the active vessels in the third quarter?

Geoff Jones: Yes. I think off the top of my head, Tim - good morning, Tim.

Tim O’Toole: Good morning.

Geoff Jones: Off the top of my head probably, let’s see, about in total M&C for Q2 was around 190 days or so versus about 140 days or so in total for Q1.

As far as Q3 and Q4, we are looking at some M&C work to be done, but not as much on the North Sea vessels as we saw on Q2. I don’t actually have the number of days projected in front of me. I’m sure you and I will be talking over the next day or so. So, I’ll get that number for when we call back. But that gives you at least Q1 to Q2.

Tim O’Toole: OK. That sounds - likely down, maybe looks more like Q1 than Q2, I would think, though, right, total days?

Geoff Jones: Yes, probably somewhere in between, more trending towards Q1, but probably still a bit higher than Q1.

Tim O’Toole: And then the other question is around Gulf class vessels in Mexico. How many are in service in Mexico right now?  And has there been much movement on rates there yet? You got, I guess, a couple things. One is Pemex seems to have been - continued to lose some jack ups from the region, but I think they’re now starting to kind of try to stem that tide a little bit. With some of that work going or some of those vessels, or I should say rigs, leaving the area, perhaps the impetus isn’t there to up rate some of the supply vessels. But they obviously need to keep those vessels around as well because you’ve got a lot of activity on the board. Could you talk a little bit about the Mexican market and how many vessels and if you’re seeing any rate movement?

Larry Francois: In the Mexican market we have three supply boats and one crew boat. We have one outstanding bid for a term contract on another supply boat. We’re still getting inquiries. The market seems to be stable, waiting for all the fallout of the election to finish. But we feel that it’s going to be a good market.

Tim O’Toole: OK. Great and I guess the - what’s the - could you compare kind of cash day operating costs in West Africa with Gulf of Mexico? And I guess I’m thinking U.S. Gulf of Mexico at this point.

Geoff Jones: Yes. As far as cash operating costs in West Africa compared to the Gulf of Mexico, without giving away too much detail, just running the numbers in my head, I would say if it’s - if you go over to West Africa and it’s not U.S. flags - so you get the benefit of more international crews rather than U.S. Jones Act crews - I would say you’d probably see a 10 percent or more reduction in operating costs in West Africa versus the U.S. Gulf of Mexico.

Tim O’Toole: OK. All right. Great. That’s it for now.

Geoff Jones: OK. Thanks a lot, Tim.

Trevor Turbidy: Thank you.

Tim O’Toole: OK.

Operator: And we have a follow-up question from Lars Krogh with Kistefos.

Lars Krogh: I just have two follow-up questions, and they’ll be short. One is just wondering when you expect the first cash impact to be of the joint venture with China Oil Services.

And the second question is which North Sea vessels you are looking to nominate for the venture.

Geoff Jones: Yes. As far as the cash impact from the joint venture, Lars, as you know, obviously, we’ve had the first cash impact, which was pretty significant. I guess that was the $17.9 million that we corrected up front when we closed the venture on the - at the end of June.

As far as going forward in the joint venture, we are actually looking at the moment at mechanisms for prices for getting our five stacked vessels over there. Mike, I don’t know if you’ve had an update on getting prices, et cetera, for those. I would say it would be - it’s probably going to be the end of ’06, beginning of ’07 before those stacked vessels make it over there. And Mike, feel free to jump in now if you want to make any comment.

That is obviously the five stacked vessels that we’re talking about. As far as the four North Sea vessels and the (Willow) in West Africa, as you saw from our press release, we do have optionality on those, whereby they would head over to Southeast Asia at the later of 12-31-07 or the expiration of contract in place of those vessels at 12-31-07.

Sorry, Mike, I didn’t mean to cut you off here. If you have anything to add, please …

Mike Wallace: No. I was just going to say, Lars, that the - on the North Sea mix it’s two anchor handlers and two PSVs, two of the smaller older PSVs.

Lars Krogh: OK. Thank you.

Trevor Turbidy: Thanks, Lars.

Geoff Jones: Thanks.

Operator: And we have another follow-up question from Tim O’Toole from Delta Management.

Tim O’Toole: Yes. Hi. We kind of talked a little bit about this, I think, when you announced the Southeast Asian venture. But I was curious how many mobilizations will occur under that in the third quarter and in the fourth quarter. And then I’m - it seems to me that you could - the option to actually capitalize those - the mobilization costs as a front end expense to get those fleets - the fleet - or that chunk of the fleet in place to do that work would be - I mean, it would be a rational thing to do, but it sounds like you’re going to expense some. Could you kind of just walk me through the kind of the status and the thinking on that?

Geoff Jones: Yes. As far as timing is concerned, my reaction, Tim, would be you wouldn’t see any mobilizations in Q3. I’ll let Mike talk as far as Q4 is concerned.

But before that, as far as the - whether we expense or capitalize, I think obviously, as you’ve seen our approach as we come out of the restructuring, our tendency is to be conservative, expense mobilizations and maintenance and classifications. And I think we would continue with that conservative approach.

Tim O’Toole: OK.

Geoff Jones: Mike, I don’t know if you want to add anything on the timing of the move.

Mike Wallace: Yes. I guess, Tim, the - we are in the process of commencing dry docks and engine overhauls on two of the five stacked vessels. And primarily that was being done because of the availability or lack of availability, I should say, of heavy lift vessels and barges to take the vessels to China and then dry dock them in China. So, we went ahead and started the two vessels and still plan on trying to mobilize the other three with other means and achieve a lower dry dock cost in China shipyards rather than in the U.S.

So as Geoff said, it’d probably be fourth quarter before we start to really see any movement towards the Southeast Asia market and maybe late Q4 or early Q1 before we start seeing any revenue from the five stacked vessels.

Geoff Jones: What’s the differential in terms of the dry docking costs on one of those vessels?  And is there a little more capacity available as well, because that’s obviously becoming an issue here?

Mike Wallace: Yes, there is capacity in shipyards for repair services and reclassification. The new building shipyards are fairly tight in China, but it’s tough to put a percentage differential on the shipyard cost. A lot depends on things like still work that are welder intensive where you have a lot lower cost structure in China. But I would say on average without a lot of parts needed for engine overhauls you’re probably looking at maybe a 40 percent differential between U.S. shipyards and Chinese shipyards.

Tim O’Toole: OK. Great. Thanks a lot, Mike.

Operator: At this time there are no further questions. Mr. Turbidy, I’ like to turn the conference back over to you for any additional or closing remarks.

Trevor Turbidy: I want to thank everyone for their continued support and we look forward to speaking with you next quarter. Thanks so much, everyone.

Operator: This concludes today’s conference. Thank you for your participation.

END